UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 21, 2008

TOYOTA MOTOR CREDIT CORPORATION

 (Exact name of registrant as specified in its charter)

California	1-9961	95-3775816

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19001 S. Western Avenue Torrance, California		90501

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:     (310) 468-1310

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A (the “Amended 8-K”) amends the Form 8-K filed by Toyota Motor Credit Corporation (the “Company”) on July 21, 2008 (the “Original 8-K”).  The only changes to the Original 8-K being made by the Amended 8-K are to add that the Annual Report on Form 10-K/A was filed on July 21, 2008 and to revise the third paragraph as follows:

Original 8-K

“On July 21, 2008, the Company's Audit Committee, upon management’s recommendation, concluded that the consolidated financial statements of the Company should be restated to correct the error described above.”

Amended 8-K

“On July 21, 2008, the Company’s Audit Committee, upon management’s recommendation, concluded that the Company’s (i) consolidated financial statements for the fiscal years ended March 31, 2008, 2007 and 2006 included in its Form 10-K filed with the Securities and Exchange Commission on June 6, 2008 and (ii) consolidated financial information for each of the quarters included in Form 10-Q filings for each respective quarter during fiscal 2008 and 2007, can no longer be relied upon and should be restated.”

Item 4.02  (a)  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously described in a Form 8-K filed on July 15, 2008, Toyota Motor Credit Corporation (the “Company”) recently identified a non-cash error in its accounting for certain debt in hedging relationships governed by Statement of Financial Accounting Standards No. 133, “Accounting for Debt Instruments and Hedging Activities” (“SFAS 133”) that occurred in periods beginning in its fiscal year ended March 31, 2005.  The Company had previously identified a deficiency related to inherent internal control risks due to the manual nature of compiling information from its existing debt and derivative accounting system used to determine the mark to market value of its debt portfolio. The Company identified the error as part of its remediation efforts during the process of data conversion and reconciliation in its implementation of a new debt and derivative accounting system.  The error related to certain debt denominated in foreign currencies.  Market values of the debt were incorrectly recorded resulting in an understatement of debt and interest expense.  The error was not as a result of misapplication of SFAS 133 but instead was clerical in nature relating to certain manual processes.  The cumulative effect of this error resulted in an understatement of debt and interest expense which caused previously reported net income to be overstated or net loss to be understated, as relevant.

Because the error relates to non-cash items, correction of the error does not affect the Company’s net cash provided by operating activities or the Company’s ability to repay its outstanding debt obligations as they become due.  Correction of the error results in an increase in interest expense, an increase in debt and a reduction in deferred income taxes and retained earnings in prior quarterly and annual fiscal periods.

On July 21, 2008, the Company’s Audit Committee, upon management’s recommendation, concluded that the Company’s (i) consolidated financial statements for the fiscal years ended March 31, 2008, 2007 and 2006 included in its Form 10-K filed with the Securities and Exchange Commission on June 6, 2008 and (ii) consolidated financial information for each of the quarters included in Form 10-Q filings for each respective quarter during fiscal 2008 and 2007, can no longer be relied upon and should be restated.

The restatement also included the impact of certain other errors relating to the accounting for debt and derivative transactions.  These errors, which were previously determined to be not material to any previously issued financials statements, had been identified and corrected on a cumulative basis during the fiscal years ended March 31, 2008 and 2007.  As part of the restatement of its consolidated financial statements, the Company reversed these cumulative adjustments and instead recorded the correction of these errors in the periods to which the errors relate.  The impact of the error relating to the fiscal year ended March 31, 2005 was considered inconsequential and as such the correction of the error will be recorded in the fiscal year ended March 31, 2006.  Therefore, the financial statements for the fiscal year ended March 31, 2005 will not be restated.

The aggregate impact of these previously identified errors and the error described in the first paragraph above is a $89 million increase in net loss for the fiscal year ended March 31, 2008, a $2 million increase in net income for the fiscal year ended March 31, 2007 and a $36 million decrease in net income for the fiscal year ended March 31, 2006.

In order to correct the errors described above, the Company  restated its consolidated financial statements for the fiscal years ended March 31, 2008, 2007 and 2006 and the quarters in fiscal years ended March 31, 2008 and 2007.  The Company  included its restated annual financial statements in a Form 10-K/A for the fiscal year ended March 31, 2008  filed on  July 21, 2008.  The Form 10-K/A  also included restated quarterly financial information for each of the quarterly periods referred to above.

The Company believes that a material weakness exists in its internal controls relating to the processes used to accurately record certain of its debt and related interest expense.  The Company will continue to complete the installation of its new debt and derivative accounting system and will continue to evaluate its processes to ensure that financial results are recorded in compliance with GAAP.

The Audit Committee has discussed the matters disclosed in this filing with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOYOTA MOTOR CREDIT CORPORATION

Date: July 30, 2008	By: /s/ JOHN F. STILLO
John F. Stillo
Group Vice President and
Chief Financial Officer